UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2007 (January 24, 2007)

CLEAR CHOICE FINANCIAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52071	33-1080880
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7373 E. Doubletree Ranch Rd., Suite 200, Scottsdale, AZ 85258
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (480) 820-9766

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 24, 2007, Clear Choice Financial, Inc. (the "Company") entered into an Advisory Agreement with Objective Equity LLC. Under this Agreement, Objective Equity will provide general corporate finance, advisory, mergers and acquisitions and business development consulting services to the Company for twenty-four months. Compensation to Objective Equity will vary depending on the services provided, with a like-kind commission paid on any mergers and acquisitions of 5% of the first $4 million in value of the transaction, 4% of the second $4 million in value, 3% of the third $4 million in value, 2% of the fourth $4 million in value and 1% of any value in excess of $16 million. Upon the closing of a merger or acquisition with a value in excess of $5 million, a $100,000 cash bonus is also payable. For corporate advisory and financial placement services, the Company has agreed to issue 500,000 restricted shares of its common stock and pay a $5,000 per month fee once $2 million in new funding has been raised. The Company has also agreed to pay a cash placement fee of 8% of the total purchase price of the Company's securities sold as a result of Objective Equity's efforts and has agreed to issue warrants equal to 8% of the funds raised with an exercise price equal to the lowest price at which the equity was sold to investors. The Company and Objective Equity have agreed to individually negotiate compensation for business development services.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Advisory Agreement between Clear Choice Financial, Inc. and Objective Equity LLC, dated January 24, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2007	CLEAR CHOICE FINANCIAL, INC.

	By:	/s/ Michael Schifsky
Michael Schifsky
Chief Financial Officer